Exhibit H.4

IRA Service Agreement

Mutual Shareholder Services, LLC

8869 Brecksville Road, Suite C

Brecksville, Ohio  44141-1921

Light Revolution Fund, Inc.

704 Court A

Tacoma, Washington  98402-5206

U.S. Bank N.A.

425 Walnut Street

Mail Location CN-WN-06TC

Cincinnati, Ohio  45202

(the “Transfer Agent”)

(the “Fund”)

(“U.S. BANK”)

RECITALS:

A.

WHEREAS, U.S. BANK provides custodial services, including serving as the custodian (the “Custodian”) for Individual Retirement Accounts (“IRAs”).

B.

WHEREAS, the Fund desires to retain U.S. BANK for such services.

C.

WHEREAS, the Transfer Agent provides shareholder services.

D.

WHEREAS, U.S. BANK desires to delegate its some of its responsibilities as Custodian of the IRAs to the Transfer Agent.

E.

WHEREAS, U.S. BANK can offer certain IRA administration services (government reporting, 70 1/2 distribution calculations, etc.) through a third-pray service provider, Mutual Shareholder Services, LLC.

F.

WHEREAS, the Fund and Transfer Agent may decide pursuant to this agreement whether the Transfer Agent or U.S. BANK (through its third-party provider) will perform the IRA administration responsibilities of the Custodian.

G.

WHEREAS, the Transfer Agent and the Fund desire to perform some of the responsibilities of the IRA Custodian.

AGREEMENT:

In consideration of the covenants contained herein and for other good and valuable consideration; U.S. BANK, and the Transfer Agent agree as follows:

Section 1.  —  U.S. BANK’s Responsibilities.  As the Custodian for IRAs established by the Fund through its Transfer Agent, U.S. BANK agrees to the following:

1.1

Retain IRA Documents.  U.S. BANK agrees to retain copies of all IRA Documents established pursuant to the terms of this agreement.  The sole function of U.S. BANK in connection with its retention of the IRA Documents shall be to retain the IRA Documents for safekeeping on behalf of the customer establishing IRAs (the “IRA Owners”) with the Fund through the Transfer Agent.

Section 2.  —  Transfer Agent’s Responsibilities.  The transfer Agent agrees to the following:

2.1

Establish IRAs.  The Transfer Agent hereby agrees to open new IRAs for the Fund.  U.S. BANK hereby delegates its authority and responsibility as Custodian for the IRAs to the Transfer Agent to establish IRAs for the Fund.  The Transfer Agent hereby agrees to establish the IRAs in accordance with all applicable laws and regulations concerning establishing IRAs including without limitation, providing the IRA Owner with a copy of the legal plan agreement, a disclosure statement, and if applicable a financial projection.  Pursuant to Section 1.1 of this agreement, U.S. BANK will provide Transfer Agent with an IRA Document that meets the legal requirements for establishing an IRA.  If U.S. BANK is not providing the IRA Document, then Transfer Agent shall assume full liability for the legal compliance of the IRA Documents(s) used in establishing IRAs for the Funds and shall indemnify and hold U.S. BANK Harmless for any and all resulting liabilities.

2.2

Forward Documents to U.S. BANK.  The Transfer Agent hereby agrees to forward all executed IRA Documents to U.S. BANK for retention.

2.3

Investing IRA Assets.  The Transfer Agent shall invest and reinvest the assets of the IRAs subject to this agreement.  This shall include, without limitation, processing additional purchases and redemption’s of shares.  The Transfer Agent shall also process the dividends and capital gain distributions.  This includes the mailing of dividends and preparing statements to shareholders for the reinvested distributions.

2.4

Billing.  The Transfer Agent shall bill the IRA Owners for annual maintenance bills or other fees.

2.5

Statements and Voting.  The Transfer Agent shall mail shareholder statements to the IRA Owners.  Additionally, the Transfer Agent shall be responsible for any and all communications concerning voting of shares and all other aspects of voting concerning shares in the Fund.

2.6

Other Responsibilities.  The Transfer Agent shall be responsible for all other aspects of the IRA and the Fund not specifically discussed in this agreement.

Section 3.  —  IRA Administration Responsibilities.  The IRA administration responsibilities covered by this section are generally responsibilities of U.S. BANK as the Custodian of the IRAs and U.S. BANK desires to delegate these responsibilities either to the Transfer Agent or a third-party administrator.  U.S. BANK hereby delegates the following responsibilities to the Transfer Agent, or, at the Transfer Agent; or, at the Transfer Agent’s discretion, U.S. BANK will perform these duties using a third-party administrator.

3.1

Selection of Responsible Party.  The party responsible for the IRA administrative services covered in this Section 3 of this agreement shall be Maxus Information Systems, Inc. (the “Service Provider”).

3.2

Federal Tax Reporting.  The Service Provider hereby agrees to perform the required tax reporting for the IRAs subject to this agreement.  The tax reporting responsibilities are limited to IRS Form 5498 reporting and IRS Form 1099R reporting.

3.3

70% Distributions.  The Service Provider hereby agrees to maintain age records of the IRA Owners and notify either the IRA Owner, the Transfer Agent, or the Fund when the IRA Owner must begin receiving required 70 1/2 minimum distributions.  The Service Provider shall also calculate the amount of the minimum distribution amount based on the method elected by the IRA Owner.  The Transfer Agent shall be responsible for collecting the information concerning a 70 1/2 election of payment method and forwarding the information to the Service Provider.

3.4

Storage of Information.  The Service Provider shall store information concerning the IRAs.

Section 4.  —  Fees.  Transfer Agent agrees to pay U.S. BANK its reasonable and customary fees for providing these services.  The current fees are attached to this agreement as an exhibit.  U.S. BANK reserves the right to change its fees upon sixty (60) days prior notice to the Transfer Agent or Fund.

Section 5.  —  Miscellaneous.

5.1

Term.  This agreement may be terminated by either party upon sixty (60) days advance written notice of intention to terminate.

5.2

Governing Law.  This agreement shall be governed by the laws of the State of Ohio.

5.3

Headings.  The headings contained in this agreement are for informational purposes and only and are not part of this agreement.

5.4

Examination of Records.  The parties agree that all records and functions performed by the Transfer Agent, the Fund, or the Service Provider, pursuant to this agreement, may be subject to regulation and examination by a bank or tax regulatory authority.

5.5

Confidentiality.  Each party to this agreement shall treat the records of the other party to this agreement and of the IRA Owner as strictly confidential, and shall not release information to anyone (except the IRA Owner, with respect to the IRA Owner’s IRA) without the prior permission of the other except as required by law.

5.6

Authority of Transfer Agent.  The Transfer Agent shall have no authority over the IRAs which U.S. BANK serves as Custodian, except as indicated in this agreement.

5.7

Indemnification of U.S. BANK.  Transfer Agent and Service Provider hereby agree to indemnify and hold U.S. BANK harmless against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, IRS or other governmental penalties or fees of any sort, losses, damages costs, charges, counsel fees, and other expenses of every nature and character arising out of or in any way relating to the Transfer Agent’s or Service Provider’s responsibilities under this agreement.  If U.S. BANK is the Service Provider through its third-party IRA administrator, then U.S. BANK assumes responsibility for the Service Provider’s duties.

5.8

Indemnification of Transfer Agent and Service Provider.  U.S. BANK hereby agrees to indemnify and hold the Transfer Agent and Service Provider harmless against any and all claims, demands, governmental penalties, actions and suits, whether grandless or otherwise, and from and against any and all judgments, liabilities, losses, damages costs, charges, counsel fees, and other expenses of every nature and character arising out of or in any way relating to the U.S. BANK’s responsibilities under this agreement.

5.9

Force Majeure.  No party to this agreement shall be liable for failure to perform its obligations under this agreement, were such failure results from acts of God, fires, storms, accidents, actions or decree of governmental bodies or communication failure or any other even beyond its reasonable control.  If such an event occurs, the party shall give reasonable notice and use its best efforts to resume performance.

5.10

Non-assignability.  This Agreement including any rights, duties, or obligations under it, may not be assigned by either party without the prior written consent of the other party.

5.11

Counterparts.  This agreement may be executed in multiple counterparts, each of which will be deemed to be an original of equal force and effect.

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In witness whereof, the undersigned, by their respective duly authorized officers, hereby execute the agreement, effective on the day and year indicated below.

MUTUAL SHAREHOLDER SERVICES, LLC	U. S. BANK N. A.
/s/ Gregg Getts	__________________________________
By: Gregg Getts	By:
__________________________________________ Title	__________________________________ Title
4/12/02 Date	____________________________________ Date
Acknowledged by the Fund /s/ Hank Hewitt By: Hank Hewitt	____________________________________ Effective Date
President Title 4/5/02 Date